Exhibit 99.1

ANNUAL FINANCIAL REPORT

FOR THE YEAR ENDING

DECEMBER 31, 2016

Exhibit 99.1

FINANCIAL STATEMENTS

Grant Thornton LLP

100 W. Liberty Street, Suite 770

Reno, NV 89501-1965

T 775.786.1520

F 775.786.7091

www.GrantThornton.com

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Members

American Casino & Entertainment Properties LLC

We have audited the accompanying consolidated financial statements of American Casino & Entertainment Properties LLC and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of operations, members’ equity, cash flows for each of the three years in the period ended December 31, 2016, and the related notes to the financial statements

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Casino & Entertainment Properties LLC and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Reno, Nevada

March 28, 2017

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$60,920	$71,763
Investments-restricted	152	189
Accounts receivable, net	5,965	5,205
Other current assets	13,136	13,022
Total Current Assets	80,173	90,179
Property and equipment, net	1,050,618	1,053,810
Intangible and other assets	15,616	15,637
Total Assets	$1,146,407	$1,159,626
Liabilities and Members’ Equity
Current Liabilities:
Accounts payable	$5,533	$5,933
Accrued expenses	17,823	16,556
Accounts payable and accrued expenses - related party	12	8
Accrued payroll and related expenses	15,586	13,329
Current portion of long-term debt	2,950	2,950
Total Current Liabilities	41,904	38,776
Long-Term Liabilities:
Long-term debt, net of unamortized discount and debt issuance costs	216,663	280,887
Long-term debt - related party	—	517
Capital lease obligations, less current portion	948	948
Total Long-Term Liabilities	217,611	282,352
Total Liabilities	259,515	321,128
Commitments and Contingencies
Members’ Equity:
Members’ Equity	886,892	838,498
Total Members’ Equity	886,892	838,498
Total Liabilities and Members’ Equity	$1,146,407	$1,159,626

See notes to consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2016	2015	2014
		(in thousands)
Revenues:
Casino	$212,150	$205,033	$199,279
Hotel	91,089	83,070	71,897
Food and beverage	82,607	78,606	73,548
Tower, retail, entertainment and other	34,253	34,378	33,464
Gross revenues	420,099	401,087	378,188
Less promotional allowances	29,038	28,020	27,057
Net revenues	391,061	373,067	351,131
Costs And Expenses:
Casino	66,693	64,386	64,141
Hotel	38,374	37,152	34,823
Food and beverage	60,653	58,129	55,490
Other operating expenses	10,110	10,833	11,526
Selling, general and administrative	125,366	123,993	122,569
Depreciation and amortization	27,205	29,086	29,257
(Gain) loss on disposal of assets	(89)	1,974	(26)
Total costs and expenses	328,312	325,553	317,780
Income From Operations	62,749	47,514	33,351
Other Expenses:
Loss on debt redemption	(1,945)	(14,679)	—
Interest expense	(13,507)	(19,862)	(25,773)
Interest expense - related party	(23)	(911)	(598)
Total other expense, net	(15,475)	(35,452)	(26,371)
Net Income	$47,274	$12,062	$6,980

See notes to consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2016	2015	2014
		(in thousands)
Cash Flows from Operating Activities:
Net income	$47,274	$12,062	$6,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,205	29,086	29,257
Amortization of debt issuance and debt discount costs	1,264	1,899	2,371
Loss on debt redemption	1,945	14,679	—
(Gain) loss on disposal of assets	(89)	1,974	(26)
Share-based compensation expense	1,120	1,213	4,022
Changes in operating assets and liabilities:
Accounts receivable, net	(760)	(778)	(474)
Other assets	(93)	(517)	(382)
Accounts payable and accrued expenses	3,931	4,301	(1,017)
Related party activity, net	4	7	8
Net Cash Provided By Operating Activities	81,801	63,926	40,739
Cash Flows from Investing Activities:
Decrease in investments – restricted	37	22	—
Acquisition of property and equipment	(24,873)	(19,524)	(13,336)
Proceeds from sale of property and equipment	142	108	49
Net Cash Used In Investing Activities	(24,694)	(19,394)	(13,287)
Cash Flows from Financing Activities:
Deferred financing costs	—	(9,998)	(3,124)
Payments on notes payable	(67,950)	(333,249)	(2,150)
Proceeds from issuance of long-term debt	—	293,525	—
Payments on capital lease obligation	—	—	(376)
Net Cash Used In Financing Activities	(67,950)	(49,722)	(5,650)
Net (decrease) increase in cash and cash equivalents	(10,843)	(5,190)	21,802
Cash and cash equivalents - beginning of period	71,763	76,953	55,151
Cash and Cash Equivalents - end of period	$60,920	$71,763	$76,953
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest, net of amounts capitalized	$12,251	$18,901	$23,998
Supplemental Disclosures of Non-Cash Items:
Accrued capital expenditures	$522	$1,329	$1,125

See notes to consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(in thousands)

	Class A	Class B
	Equity	Equity	Total Equity
Balance at December 31, 2013	$—	$814,221	$814,221
Net Income	—	6,980	6,980
Share-based compensation	—	4,022	4,022
Balance at December 31, 2014	—	825,223	825,223
Net Income	—	12,062	12,062
Share-based compensation	—	1,213	1,213
Balance at December 31, 2015	—	838,498	838,498
Net Income	—	47,274	47,274
Share-based compensation	—	1,120	1,120
Balance at December 31, 2016	$—	$886,892	$886,892

See notes to consolidated financial statements.

AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014

Note 1. Description of Business and Summary of Significant Accounting Policies

The Company

American Casino & Entertainment Properties LLC, or ACEP, was formed in Delaware on December 29, 2003. ACEP owns and operates the Stratosphere Casino Hotel & Tower, or the Stratosphere, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder in Las Vegas, Nevada, and the Aquarius Casino Resort, or the Aquarius, in Laughlin, Nevada.

On January 24, 2008, the Nevada Gaming Commission issued an order of registration of ACEP. The order (1) prohibits W2007/ACEP Managers Voteco, LLC, or Voteco, or its affiliates from selling, assigning, transferring, pledging or otherwise disposing of our membership interests or any other security convertible into or exchangeable for our Class A membership interests, or Class A Interests, or Class B membership interests, or Class B Interests, without the prior approval of the Nevada Gaming Commission, (2) prohibits the direct or indirect members of Voteco from selling, assigning, transferring, pledging or otherwise disposing of any direct or indirect membership interest in Voteco without the prior administrative approval of the Chairman of the Nevada State Gaming Control Board or his designee, and (3) prohibits ACEP from declaring cash dividends or distributions on any class of membership interest of ACEP beneficially owned in whole or in part by W2007/ACEP Holdings, LLC, or Holdings, an affiliate of Whitehall Street Real Estate Funds, or Whitehall, a series of real estate investment funds affiliated with Goldman, Sachs & Co., or Voteco, or their respective affiliates, without the prior approval of the Nevada Gaming Commission.

On February 20, 2008, ACEP, Voteco and Holdings entered into an Amended and Restated Limited Liability Company Agreement of ACEP, or the Amended Operating Agreement.

On February 20, 2008, each member of Voteco, Holdings and Voteco entered into a Transfer Restriction Agreement. The Transfer Restriction Agreements provides, among other things, that:

•

Holdings has the right to acquire our Class A Interests from Voteco on each occasion that Class B Interests held by Holdings would be transferred to a proposed purchaser who, in connection with such proposed sale, has obtained all licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and has made all findings, notices or declarations required to be made with, all gaming authorities under all applicable gaming laws,

•	A specific purchase price, as determined in accordance with the Transfer Restriction Agreement, will be paid to acquire the Class A Interests from Voteco, and

•	Voteco will not transfer ownership of Class A Interests owned by it except pursuant to such option of Holdings.

Pursuant to the Amended Operating Agreement, holders of Class A Interests are entitled to one vote per interest in all matters to be voted on by our voting members. Except as otherwise expressly required by law, holders of Class B Interests have no right to vote on any matters to be voted on by our members. Holders of Class A Interests and Class B Interests have no preemptive rights, no other rights to subscribe for additional interests, no conversion rights and no redemption rights, do not benefit from any sinking fund, and do not have any preferential rights upon a liquidation.

In June 2016, ACEP filed an application with the Nevada Gaming Control Board and the Nevada Gaming Commission and the application was approved under Nevada Gaming Commission Regulation 15C as a Private Investment Company effective July 28, 2016. As such ACEP was no longer required to be registered with the Securities and Exchange Commission as a public company. Therefore, as a Private Investment Company under Nevada Gaming Commission Regulation 15C, ACEP chose to deregister as a public company on August 30, 2016.

On July 7, 2015, ACEP, or the Company, and certain of its subsidiaries, or the Guarantors, entered into a Credit and Guaranty Agreement, or the Credit Agreement. Pursuant to the terms of the Credit Agreement, the Lenders provided the Company with senior secured loan facilities in an aggregate principal amount of $310 million, consisting of $295 million of senior secured term loans, or the 2015 Term Loans, and a $15 million revolving credit facility, or the New Revolving Facility. The proceeds from the 2015 Term Loans were used to redeem the First Lien Term Loans and Second Lien Term Loans. (See note 7)

On July 3, 2013, ACEP and certain of its subsidiaries, or Guarantors, entered into a First Lien Credit and Guaranty Agreement, or First Lien Credit Agreement. Pursuant to the terms of the First Lien Credit Agreement, the First Lien Lenders provided the Company with senior secured loan facilities in an aggregate principal amount of $230 million, consisting of $215 million of senior secured term loans, or First Lien Term Loans, and $15 million of senior secured revolving credit facility, or Revolving Facility (the Revolving Facility together with the First Lien Term Loans, the “First Lien Facilities”).

On July 3, 2013, ACEP and the Guarantors entered into a Second Lien Credit and Guaranty Agreement, or Second Lien Credit Agreement. Pursuant to the terms of the Second Lien Credit Agreement, the Second Lien Lenders provided the Company with secured second lien term loans in the aggregate principal amount of $120 million, or the Second Lien Term Loans. The proceeds from the First Lien Term Loans and Second Lien Term Loans were used to purchase the outstanding 11% Senior Secured Notes that were tendered in connection with the Issuer’s previously announced tender offer and to redeem the remaining outstanding 11% Senior Secured Notes.

Principles of Consolidation

The consolidated financial statements include the accounts of ACEP and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. All statements are presented on a consolidated basis.

Revenue Recognition and Promotional Allowances

Casino revenue is recorded as the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements. All other revenues are recognized as the goods or services are provided. Gross revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. Such amounts are then deducted as promotional allowances. Promotional allowances also include incentives for goods and services earned in our slot club and other gaming programs.

The Company collects taxes from customers at the point of sale on transactions subject to sales and other taxes. Revenues are recorded net of any taxes collected.

We also reward customers, through the use of loyalty programs, with Free Play and points based on amounts wagered, that can be redeemed for a specified period of time for cash. We deduct the Free Play and cash incentive amounts from casino revenue.

In accordance with industry practice, the retail value of rooms, food and beverage, and other services furnished to the Company’s guests without charge is included in gross revenue and then deducted as promotional allowances. The estimated retail value of such promotional allowances is included in operating revenues as follows:

	Years ended December 31,
	2016	2015	2014
		(in thousands)
Food and Beverage	$20,313	$20,167	$19,113
Rooms	6,730	6,201	6,323
Other	1,995	1,652	1,621
Total	$29,038	$28,020	$27,057

The estimated costs of providing complimentaries, included as casino expenses, are as follows:

	Years ended December 31,
	2016	2015	2014
		(in thousands)
Food and Beverage	$8,497	$7,973	$7,667
Rooms	12	20	21
Other	36	32	23
Total	$8,545	$8,025	$7,711

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and in banks, interest-bearing deposits, money market funds and debt instruments purchased with an original maturity of 90 days or less.

Inventories

Inventories, which consist primarily of food, beverage and operating supplies, are stated at the lower of cost or market value. Costs are determined using the first-in, first-out and the weighted average methods.

Accounts Receivable

Receivables consist primarily of gaming, hotel and other receivables, net of allowance for doubtful accounts. Receivables are non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. An estimated allowance is maintained to reduce the Company’s receivables to their expected net realizable value. The allowance is estimated based on specific reviews of customer accounts as well as historical collection experience and current economic and business conditions. Recoveries of accounts previously written off are recorded when received.

Investments Restricted

Investments-restricted consist primarily of funds pledged for Nevada sales and use tax and workers’ compensation benefits. These investments are certificates of deposit and approximate their fair value.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents. Cash equivalents consist of interest-bearing deposits, money market funds and debt instruments in financial institutions. Cash and cash equivalents are in excess of Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses in such accounts.

Property and Equipment

Property and equipment purchased are stated at cost. Assets held under capital leases are stated at the lower of the present value of the future minimum lease payments or fair value at the inception of the lease. Expenditures for additions, renewals and improvements are capitalized and depreciated over their useful lives. Costs of repairs and maintenance are expensed when incurred. Leasehold acquisition costs are amortized over the shorter of their estimated useful lives or the term of the respective leases once the assets are placed in service.

Depreciation and amortization of property and equipment are computed using the straight-line method over the following useful lives:

Buildings and improvements	36-39 years
Furniture, fixtures and equipment	3-15 years
Land improvements	15 years

The Company capitalizes interest incurred on debt during the course of qualifying construction projects. Such costs are added to the asset base and amortized over the related assets’ estimated useful lives. For the years ended December 31, 2016, 2015 and 2014, we capitalized interest of $251,000, $45,000 and $61,000, respectively.

Unamortized Debt Issue Costs

Debt issuance and debt discount costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense using the effective interest method. For the years ended December 31, 2016, 2015 and 2014, amortization of debt issue costs and debt discount totaled $1.3 million, $1.9 million and $2.4 million, respectively, and are included in interest expense on the accompanying consolidated statements of operations.

Slot Club Liability

We offer a program, named ace|PLAY, whereby participants can accumulate points for casino wagering that can currently be redeemed for cash, free play, lodging, food and beverages, and merchandise. Participant points expire after thirteen months of no activity. A liability is recorded for the estimate of unredeemed points based upon redemption history at our casinos. Changes in the program, increases in membership and changes in the redemption patterns of the participants can impact this liability. Slot club liability is included in accrued expenses on the consolidated balance sheets.

Sales, Advertising and Promotion

Sales, advertising and promotion costs are expensed as incurred and were approximately $11.2 million, $11.3 million and $10.3 million for the years ended December 31, 2016, 2015 and 2014, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Income Taxes

Our taxable income or loss is included in Holdings’ partnership tax return (Holdings is a limited liability company and treated as a partnership for tax purposes). As a limited liability company, Holdings’ taxable income or loss is allocated to members in accordance with their respective percentage ownership. Therefore, we are not a taxable entity for federal or state income tax purposes and the tax on our income is borne by our members. Hence, no provision or liability for income taxes has been included in the financial statements. Earnings and losses are included in the income tax returns of the members of Holdings and taxed depending on their tax strategies. The Company had no uncertain tax positions at December 31, 2016 and 2015.

Holdings’ members are responsible for income taxes on their allocated share of taxable income which may differ from income for financial statement purposes due to differences in the tax basis and financial reporting basis of assets and liabilities. The net tax basis of Holdings’ assets and liabilities exceeded the reported amounts by $67.2 million, $58.5 million and $52.3 million at December 31, 2016, 2015 and 2014, respectively. Holdings files tax returns in the United States and is subject to income tax examinations for the years beginning with 2013.

Intangible Assets and Long-Lived Assets

Our indefinite-lived intangible assets consist of trade names. Acquired assets are recorded at fair value on the date of acquisition. Finite-lived intangible assets are amortized over the estimated period to be benefited. Indefinite-lived intangible assets are not amortized, but are reviewed annually for impairment, during the fourth quarter.

We account for indefinite-lived intangible assets in accordance with applicable guidance. For indefinite-lived intangible assets, we perform an annual impairment test of these assets in the fourth quarter of each year and between annual dates in certain circumstances. For assets to be disposed of we recognize the asset at the lower of carrying value or fair market value, less costs of disposal, as estimated based on comparable asset sales, solicited offers, or a discounted cash flow model. For long-lived assets to be held and used, we review for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. We then compare the estimated undiscounted future cash flows of the asset to the carrying value of the asset. The asset is not impaired if the undiscounted future cash flows exceed its carrying value. If the carrying value exceeds the undiscounted future cash flows, then an impairment charge is recorded, typically measured using a discounted cash flow model, which is based on the estimated future results of the relevant reporting property discounted using our weighted-average cost of capital and market indicators of terminal year free cash flow multiples. If an asset is under development, future cash flows include remaining construction costs. All recognized impairment charges are recorded as operating expenses.

Management must make various assumptions and estimates in performing its impairment testing. For instance, management must first determine the usage of the asset. To the extent management decides that an asset will be sold or abandoned, it is more likely that impairment may be recognized. Assets must be tested at the lowest level for which identifiable cash flows exist, which means that some assets must be grouped, and management has some discretion in the grouping of assets. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. If our ongoing estimates of future revenue and cash flows are not met, we may have to record additional impairment charges in future accounting periods. Our estimates of revenue and cash flows are based on the current regulatory, social and economic climates, recent operating information and budgets of the various properties where we conduct operations. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, or other events affecting various forms of travel and access to our properties.

Self-Insurance

We retain the obligation for certain losses related to customers’ claims of personal injuries incurred while on our properties, for the first $100,000 per claim. Effective February 20, 2014, we retain the obligation for losses related to Worker’s Compensation claims for the first $350,000 per incident. We accrue for outstanding reported claims, claims that have been incurred but not reported and projected claims based upon management’s estimates of the aggregate liability for uninsured claims using historical experience, and adjusting company’s estimates and the estimated trends in claim values. Although management believes it has the ability to adequately project and record estimated claim payments, it is possible that actual results could differ significantly from the recorded liabilities.

Fair Value of Financial Instruments

The Company determines fair value based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting Standards Topic 820, Fair Value Measurement, provides three levels within the fair value hierarchy that may be used to report fair value: Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities: Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly: and Level 3: Unobservable inputs that are developed using the best available information about the assumptions that market participants would use. The carrying value of our cash and cash equivalents, receivables and accounts payable approximates fair value primarily because of the short maturities of these instruments. We use Level 2 inputs for the disclosures of valuation of our long-term debt.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company’s chief operating decision-maker is its chief executive officer (“CEO”), who is supported by the Company’s executive management team and board of directors. The Company’s CEO has the primary decision-making responsibilities over all of the Company’s operating and strategic decisions. The Company owns and operates four casino properties in one market. The Company views each property as an operating segment and all such operating segments have been aggregated into one reporting segment.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions based upon historical experience and various other factors and circumstances. Management believes its estimates and assumptions are reasonable under the circumstances; however, actual results may differ from these estimates.

Recently Issued Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which is effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue arising from contracts with customers is recognized. Additionally, the new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. In April 2016, FASB issued ASU No. 2016-10, Revenue from Contracts with Customers. This update provides clarification on two topics contained in ASU No. 2014-09 - identifying performance obligations and the licensing implementation guidance. The effective date for the amendments in this update is the same as ASU No. 2014-09. The Company is currently assessing the impact that adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In July 2015, FASB issued ASU No. 2015-11, Inventory. This amendment requires that inventory be measured at the lower of cost or net realizable value. This amendment applies to inventory measured using first-in, first-out or average cost methods but does not apply to inventory measured using last-in, first-out or the retail inventory method. The amendments in the update will be effective for fiscal years beginning after December 15, 2016 and interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted as of the beginning of an interim or annual reporting period. We do not expect the adoption to have a material impact on our financial results.

In February 2016, FASB issued ASU No. 2016-02, Leases. This amendment amends current guidance by requiring that lessees recognize a lease liability and a right-of-use asset (initially measured at the present value of the lease payments) on their balance sheets for operating leases. The accounting for lessors remains largely unchanged from prior guidance. This amendment will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. Upon adoption, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period using a modified retrospective approach. The Company is currently assessing the impact the adoption of this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

In August 2016, FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. This amendment provides definitive guidance on the treatment of eight specific cash flow issues. The issues include: 1) Debt prepayment or debt extinguishment costs; 2) Settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; 3) Contingent consideration payments made after a business combination; 4) Proceeds from the settlement of insurance claims; 5) Proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; 6) Distributions received from equity method investees; 7) Beneficial interests in securitization transactions; and 8) Separately identifiable cash flows and application of the predominance principle. The amendments in this update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted. The Company is currently assessing the impact the adoption of this new accounting guidance will have on its consolidated financial statements.

In January 2017, FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other. This amendment eliminates Step 2 of the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Under this amendment, an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The amendments in this update will be effective for annual or interim goodwill impairment test in fiscal years beginning after December 15, 2021. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. This amendment is not expected to have an impact on our consolidated financial statements.

Note 2. Accounts Receivable

Accounts receivable consists of the following:

	December 31,
	2016	2015
	(in thousands)
Hotel and related	$2,113	$2,540
Gaming	571	594
Other	3,351	2,179
	6,035	5,313
Less allowance for doubtful accounts	(70)	(108)
	$5,965	$5,205

The Company recorded bad debt expense and allowance for doubtful accounts for the years ended December 31, 2016, 2015 and 2014 as follows:

	Years ended December 31,
	2016	2015	2014
	(in thousands)
Balance at beginning of period	$108	$97	$141
Bad debt expense	74	116	41
Deductions and write-offs	(112)	(105)	(85)
Balance at end of period	$70	$108	$97

Note 3. Other Current Assets

Other current assets consist of the following:

	December 31,
	2016	2015
	(in thousands)
Inventories	$3,073	$3,114
Prepaid expenses	9,559	9,066
Other	504	842
	$13,136	$13,022

Note 4. Property and Equipment, Net

Property and equipment consist of the following:

	December 31,
	2016	2015
	(in thousands)
Land and improvements	$724,376	$724,376
Buildings and improvements	443,159	430,091
Furniture, fixtures and equipment	135,526	143,412
Construction in progress	5,954	7,338
	1,309,015	1,305,217
Less accumulated depreciation and amortization	(258,397)	(251,407)
	$1,050,618	$1,053,810

Assets recorded under capital leases were approximately $3.0 million at both December 31, 2016 and 2015. Such assets include buildings of approximately $600,000 and equipment of approximately $2.4 million at both December 31, 2016 and December 31, 2015. Accumulated depreciation and amortization at December 31, 2016 and 2015 includes amounts recorded for capital leases of $2.6 million.

Note 5. Accrued Expenses

Accrued expenses consist of the following:

	December 31,
	2016	2015
	(in thousands)
Accrued liabilities	$5,701	$6,437
Accrued taxes	2,955	2,605
Accrued gaming liabilities	2,971	2,740
Other	6,196	4,774
	$17,823	$16,556

Note 6. Leases

For the years ended December 31, 2016, 2015 and 2014, we recorded rental revenue of $7.0 million, $5.9 million and $5.3 million, respectively.

The future minimum lease payments to be received under non-cancelable operating leases for years subsequent to

December 31, 2016 are as follows:

Years ending December 31,	(in thousands)
2017	$3,556
2018	1,834
2019	1,606
2020	1,550
2021	725
Thereafter	33
Total	$9,304

The above minimum rental income does not include contingent rental income or common area maintenance costs contained within certain retail operating leases.

The Company, as a lessee, had operating lease expenses for the years ended December 31, 2016, 2015 and 2014 of $37,000, $41,000 and $47,000, respectively.

Future minimum rental payments with respect to non-cancelable operating leases with terms in excess of one year consist of the following at December 31, 2016:

Years ending December 31,	(in thousands)
2017	24
2018	19
2019	5
Total	48

Future minimum lease payments under capital leases with initial or remaining terms of one year or more consist of the following at December 31, 2016:

Years ending December 31,	(in thousands)
2017	$85
2018	85
2019	85
2020	85
2021	85
Thereafter	6,391
Total minimum lease payments	6,816
Less: amount representing interest of 10%	(5,868)
Present value of net minimum lease payments	948
Less: current portion	—
Long-term capital lease obligation	$948

Note 7. Debt

Long-term debt and capital lease obligations consist of the following:

	As of December 31,
	2016	2015
	(In thousands)
2015 Term Loans due July 7, 2022, interest at a 3.25% margin above LIBOR, with a 1.00% LIBOR floor	$225,575	$293,525
2015 Revolving Facility	—	—
First Lien Term Loans due July 3, 2019	—	—
Second Lien Term Loans due January 3, 2020	—	—
First Lien Revolving Credit Facility due July 3, 2018	—	—
Unamortized discount and debt issuance costs	(5,962)	(9,171)
Capital lease obligations	948	948
Total long-term debt and capital lease obligations	220,561	285,302
Current portion of long-term debt and capital lease obligations	(2,950)	(2,950)
Total long-term debt and capital lease obligations, net	$217,611	$282,352

2015 Term Loans and Revolving Facility

On July 7, 2015, the Company and certain of its subsidiaries, or the Guarantors, entered into the 2015 Credit Agreement, with the Lenders party thereto from time to time, DBNY, as administrative agent and collateral agent, Goldman Sachs LP, and DBSI, as joint lead arrangers, joint bookrunners and co-syndication agents, and DBSI as documentation agent. The Guarantors pledged as collateral all of the real, personal and mixed property, including equity interests, in which liens are purported to be granted pursuant to the collateral documents for the First Lien Facilities. Pursuant to the terms of the 2015 Credit Agreement, the Lenders provided the Company with senior secured loan facilities in an aggregate principal amount of $310 million, consisting of the $295 million of 2015 Term Loans, and the $15 million 2015 Revolving Facility. The maturity date of the 2015 Term Loans is the earlier to occur of (i) July 7, 2022 and (ii) the acceleration of the Term Loans, and the maturity date of the 2015 Revolving Facility is the earlier to occur of (i) July 7, 2020 and (ii) the acceleration of the 2015 Revolving Facility. The proceeds of the 2015 Term Loans were used, together with cash on hand, to repay in full the Company’s existing debt under the 2013 Credit Agreements. The Company also recognized a $14.7 million loss on debt redemption which consisted of an $11.1 million write off of unamortized debt issuance costs and discounts, and a $3.6 million prepayment penalty.

The 2015 Term Loans bear interest either at a base rate plus 2.75% per annum or at the reserve-adjusted eurodollar rate plus 3.75% per annum. In the case of eurodollar rate loans, interest is computed on the basis of a 360-day year and the actual number of days between interest periods, with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. As of December 31,

2015, all outstanding 2015 Term Loans are eurodollar loans. The 2015 Term Loans are subject to scheduled principal payments on the last day of each calendar quarter ending on and after December 31, 2015 in an amount equal to 0.25% of the original principal balance. The 2015 Term Loans are also subject to annual principal payments based on excess cash flow. For the fiscal year ending December 31, 2015, the Company may be required to make a principal payment equal to 50% of excess cash flow for the period of August 1, 2015 through December 31, 2015, and for all fiscal years ending on and after December 31, 2016 through the maturity date of the 2015 Term Loans, the percentage of excess cash flow required to be prepaid will vary based on the ratio of total indebtedness (net of unrestricted cash) to trailing four quarter adjusted EBITDA. In addition, we are entitled to, at any time, make voluntary principal prepayments to the 2015 Term Loans in amounts of $1 million or greater.

On October 31, 2016 we entered into an amendment of the Credit Agreement. The amendment reduced the interest rate on the 2015 Term Loans by 50 basis points per annum. The 2015 Term Loans bear interest either at a base rate plus 2.25% per annum or at the reserve-adjusted eurodollar rate plus 3.25% per annum.

On March 31, 2016 and October 24, 2016 we made voluntary principal payments of $35.0 million and $30.0 million, respectively, to the 2015 Term Loans. We recognized a loss on debt redemption of approximately $1.9 million in connection with these principal payments.

The 2015 Revolving Facilities bear interest at a base rate plus an applicable margin that is 1.25%, 1.75% or 2.25% per annum (depending on the Company’s First Lien Leverage Ratio) or the reserve-adjusted Eurodollar rate plus an applicable margin that is 2.25%, 2.75% or 3.25% per annum (depending on the Company’s First Lien Net Leverage Ratio). In the case of eurodollar rate revolving facilities, interest is computed on the basis of a 360-day year and the actual number of days between interest periods, with interest payable on the last day of each interest period of one month, two months, or three months, or, in the case of interest periods longer than three months, every three months. We will also pay a commitment fee equal to the applicable revolving commitment fee percentage times the average daily difference between the revolving commitments and the aggregate principal amount of any outstanding revolving loans. The applicable revolving commitment fee percentage is either 0.250% or 0.375% per annum (depending on the Company’s First Lien Net Leverage Ratio). We may at the expiration of any interest period convert all or a portion of the Revolving Facility to base rate loans or Eurodollar loans. We may at any time request voluntary commitment reductions to the Revolving Facility in amounts of $1 million or greater.

As of December 31, 2016 and 2015 there were no borrowings outstanding under the 2015 Revolving Facility.

The Credit Agreement includes a number of covenants that place restrictions on how we may operate our business, including, among others (i) restrictions on incurring other indebtedness and liens; (ii) a springing financial maintenance covenant; and (iii) restrictions on distributions, investments, acquisitions, significant asset disposals or making fundamental changes to our business. As of December 31, 2016 we were in compliance with the covenants of the Credit Agreement.

First Lien Facilities

On July 3, 2013, the Company and certain of its subsidiaries, or the Guarantors, entered into the First Lien Credit Agreement, with the lenders party thereto from time to time, DBNY, as administrative agent, collateral agent and documentation agent, and Goldman Sachs, and DBSI, as joint lead arrangers, joint bookrunners and co-syndication agents. The Guarantors pledged as collateral all of the real, personal and mixed property, including equity interests, in which liens are purported to be granted pursuant to the collateral documents for the First Lien Facilities. Pursuant to the terms of the First Lien Credit Agreement, the lenders party thereto provided the Company with senior secured loan facilities in an aggregate principal amount of $230 million, consisting of $215 million of First Lien Term Loans, and a $15 million Revolving Facility.

The maturity date of the First Lien Term Loans was the earliest to occur of (i) July 3, 2019 and (ii) the acceleration of the First Lien Term Loans. The First Lien Term Loans bore interest either at a base rate plus 3.75% per annum or at the reserve-adjusted Eurodollar rate plus 4.75% per annum. Interest was computed on the basis of a 360-day year and the actual number of days between interest periods with interest payable in one month, two month or three month periods or any other period acceptable to the administrative agent. We were entitled to at the expiration of any interest period convert all or a portion of the First Lien

Term Loans to base rate loans. The First Lien Term Loans were subject to scheduled principal payments on the last day of each calendar quarter on and after September 30, 2013 in an amount equal to 0.25% of the original principal balance. The First Lien Term Loans were also subject to annual principal payments equal to a percentage of excess cash flow earned during a calendar year. For the fiscal year ended December 31, 2013, the company was required to make a principal payment equal to 75% of excess cash flow for the period of August 1, 2013 through December 31, 2013, and for all fiscal years ending on and after December 31, 2014 through the maturity date of the First Lien Term Loans, the percentage of excess cash flow varied based on the ratio of total indebtedness to trailing four quarter adjusted EBITDA. For the fiscal year ended December 31, 2014 we were required to make a principal payment equal to 50% of excess cash flow. The amount due related to excess cash flow was approximately $9.4 million and was paid on March 31, 2015. In addition, we were entitled to at any time make voluntary principal prepayments to the First Lien Term Loans in amounts of $1 million or greater.

On February 24, 2014, we entered into an amendment of the First Lien Credit Agreement. Among other changes, the Amendment reduced the interest rates on the Term Loans by 125 basis points per annum. Interest accrued, at our election, (i) at the adjusted eurodollar rate plus 3.50% per annum or (ii) at the Base Rate plus 2.50% per annum. Additionally, the minimum adjusted eurodollar rate was reduced by 25 basis points from 1.25% per annum to 1.00% per annum.

The maturity date of the Revolving Facility was the earliest to occur of (i) July 3, 2018 and (ii) the acceleration of the Revolving Facilities. The Revolving Facilities bore interest at a base rate plus an applicable margin that is 2.75%, 3.25% or 3.75% per annum (depending on the Company’s First Lien Leverage Ratio) or the reserve-adjusted Eurodollar rate plus an applicable margin that is 3.75%, 4.25% or 4.75% per annum (depending on the Company’s First Lien Leverage Ratio). We also paid a commitment fee equal to the applicable revolving commitment fee percentage times the average daily difference between the revolving commitments and the aggregate principal amount of any outstanding revolving loans. The applicable revolving commitment fee percentage was either 0.375% or 0.500% per annum (depending on the Company’s First Lien Leverage Ratio). Interest and commitment fees were computed on the basis of a 360-day year and the actual number of days between interest periods with interest and commitment fees payable in one month, two month or three month periods or any other period acceptable to the administrative agent. We were entitled to, at the expiration of any interest period convert all or a portion of the Revolving Facility to base rate loans or Eurodollar loans. We were entitled to at any time request voluntary commitment reductions to the Revolving Facility in amounts of $1 million or greater.

Second Lien Term Loans

On July 3, 2013, the Company and the Guarantors entered into the Second Lien Credit and Guaranty Agreement, or Second Lien Credit Agreement, together with the First Lien Credit Agreement, the 2013 Credit Agreements, with the lenders party thereto from time to time, DBNY, as administrative agent, collateral agent and documentation agent, and Goldman Sachs and DBSI, as joint lead arrangers, joint bookrunners and co-syndication agents. The Guarantors provided collateral of all of the real personal and mixed property, including equity interests, in which liens are purported to be granted pursuant to the collateral documents as security for the obligations. Pursuant to the terms of the Second Lien Credit Agreement, the lenders party thereto provided the Company with secured second lien term loans in the aggregate principal amount of $120 million, the Second Lien Term Loans. The maturity date of the Second Lien Term Loans was the earliest to occur of (i) January 3, 2020 and (ii) the acceleration of the Second Lien Term Loans. The Second Lien Term Loans bore interest either at a base rate plus 9.00% per annum or at the reserve-adjusted Eurodollar rate plus 10.00% per annum. Interest was computed on the basis of a 360-day year and the actual number of days between interest periods with interest payable in either one month, two month or three month periods or any other period acceptable to the administrative agent. As of December 31, 2014, all Second Lien Term Loans were Eurodollar rate loans. We were entitled to, at the expiration of any interest period convert all or a portion of the Second Lien Term Loans to base rate loans.

Both of the 2013 Credit Agreements included a number of covenants that place restrictions on how we may operate our business, including, among others (i) restrictions on incurring other indebtedness and liens; (ii) leverage and financial maintenance covenants; and (iii) restrictions on capital expenditures, distributions, investments, acquisitions, significant asset disposals or making fundamental changes to our business.

Maturities for the 2015 Term Loans outstanding as of December 31, 2016 are as follows:

Years ending December 31,	(in thousands)
2017	$2,950
2018	2,950
2019	2,950
2020	2,950
2021	2,950
Thereafter	210,825
Total	$225,575

The estimated fair value of the 2015 Term Loan was approximately $227.0 million as of December 31, 2016.

Note 8. Related Party Transactions

For the year ended December 31, 2016, we paid Goldman Sachs approximately $424,000 in underwriting and related fees on our debt compared to $2.5 million and $674,000 for the years ended December 31, 2015 and 2014, respectively. We also paid Goldman Sachs approximately $23,000 in interest for the year ended December 31, 2016 compared to $911,000 and $598,000 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2016 and December 31, 2015, Goldman Sachs owned approximately $0 and $517,000, respectively, of the 2015 Term Loans and committed to provide up to $7.5 million of the 2015 Revolving Facility. As of December 31, 2016 and December 31, 2015, there was no accrued interest due to Goldman Sachs.

The Realty Management Division of Goldman Sachs, or Goldman Sachs RMD, provides various services to us such as environmental services and insurance brokerage. We expensed fees of approximately $410,000 for the year ended December 31, 2016 compared to $412,000 and $394,000 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2016 and December 31, 2015, we owed Goldman Sachs RMD $0. As of December 31, 2016 and December 31, 2015, Goldman Sachs RMD owed us approximately $0.

On February 24, 2015, we entered into an agreement with Travel Tripper LLC, or TTL, to utilize their technology for online hotel reservations. TTL is owned by an affiliate of Highgate Hotels, L.P., or Highgate (23)% and an employee of Highgate (40)%. Highgate owns a less than 5% membership interest in Holdings. We expensed fees of approximately $197,000 for the year ended December 31, 2016 compared to $30,000 and $0 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2016 and December 31, 2015, we owed TTL approximately $11,000 and $1,000, respectively.

On October 3, 2008, we entered into a participation agreement with Nor1, Inc., or Nor1, to utilize their technology to help sell perishable suite and room inventories. Nor1 gives the guest who books on-line the opportunity to book a non-guaranteed suite or upgraded rooms at a discounted rate if such is available at check-in. If the suite or upgraded room is awarded, Nor1 is paid 25% of the upgrade fee. Goldman Sachs owns less than 5% of Nor1. We expensed fees of approximately $20,000 for the year ended December 31, 2016 compared to $15,000 and $21,000 for the years ended December 31, 2015 and 2014, respectively. As of December 31, 2016 and December 31, 2015, we owed Nor1 approximately $1,000 and $7,000, respectively.

If a proposed transaction appears to or does involve a related person, the transaction is presented to our management for review. If management is unable to determine if a transaction is with a related party it will be presented to our audit committee for review. The audit committee is authorized to retain and pay such independent advisors as it deems necessary to properly evaluate the proposed transaction, including, without limitation, outside legal counsel and financial advisors to determine the fair value of the transaction.

Note 9. Intangible Assets

Pursuant to authoritative guidance, indefinite-lived intangible assets are subject to an annual assessment for impairment during the fourth quarter, or more frequently if there are indications of possible impairment, by applying a fair-value-based test.

Our indefinite-lived acquired intangible assets include trade names. Our finite-lived acquired intangible assets included our player loyalty plan and a non-compete agreement and were fully amortized as of December 2016 and 2015. Acquired indefinite-lived intangible assets are recorded at fair value on the date of acquisition and finite-lived assets are recorded at cost and amortized over the estimated period to be benefited.

As of December 31, 2016 and 2015, we had the following intangible assets.

	(In thousands)
	December 31, 2016	December 31, 2015
Trade Names	$15,507	$15,507

We perform an annual impairment test of indefinite-lived intangible assets in the fourth quarter of each year and whenever a triggering event occurs which causes us to perform an impairment test. We completed our 2016, 2015 and 2014 annual impairment test of indefinite-lived intangible assets. None of our indefinite-lived intangible assets were determined to be impaired based on these analyses. The fair value of the trade names was determined using the relief-from-royalty method.

Note 10. Employee Benefit Plans

As of December 31, 2016 approximately 40% of the Company’s employees are members of various unions and covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded expenses for such plans of $10.3 million, $9.9 million and $9.8 million for the years ended December 31, 2016, 2015 and 2014, respectively. The Company has no obligation for funding the plans beyond payments made based upon hours worked. The risks of participating in multiemployer pension plans are different from single-employer plans in the following aspects:

a) Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers;

b) If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers;

c) If an entity chooses to stop participating in some of its multiemployer plans, the entity may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company considers the following multiemployer pension plans to be significant:

				FIR/RP		Expiration Date
		Pension Protection		Status		of Collective-
	EIN/Plan	Zone Status1		Pending/	Surcharge	Bargaining
Multiemployer Pension Plans	Number	2015	2014	Implemented	Imposed	Agreement
Central Pension Fund of the IUOE and						10/14/2014 and
Participating Employers	36-6052390-001	Green	Green	No	No	3/31/2016
Southern Nevada Culinary and Bartenders
Pension Plan	88-6016617-001	Green	Green	No	No	5/31/2018

1)	The Pension Protection Act of 2006 requires plans that are certified as endangered (yellow) or critical (red) to develop and implement a funding improvement plan.

For the years ended December 31, 2016, 2015 and 2014, our contributions to multiemployer pension and benefit plans were as follows:

	Years ended December 31,
	2016	2015	2014
	(in thousands)
Multiemployer Pension Plans
Central Pension Fund of the IUOE and Participating Employers	$758	$723	$769
Southern Nevada Culinary and Bartenders Pension Plan	1,766	1,677	1,521
All Other Pension Plans	183	176	179
	$2,707	$2,576	$2,469
Multiemployer Benefit Plans Other Than Pensions
HEREIU Welfare Fund	$7,393	$7,313	$7,356
All other benefit plans other than pensions	6	6	2
	$7,399	$7,319	$7,358

For the 2015 plan year, the latest period for which plan data is available, contributions by the Company were less than 5% of total contributions for all multiemployer pension and benefit plans to which the Company contributes.

The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plan allows employees to defer, within prescribed limits, up to 75% of their income on a pre-tax basis through contributions to the plan.

Note 11. Share-Based Compensation

The company accounts for share-based compensation under ASC 718, Compensation-Stock Compensation. We recognized share-based compensation expense for the years ended December 31, 2016, 2015 and 2014 of approximately $1.1 million, $1.2 million, and $4.0 million, respectively. These amounts are included in selling, general and administrative expenses in our consolidated statements of operations.

There are 16,500,000 stock options and 2,500,000 restricted stock units, or RSUs, available for issuance under the W2007/ACEP Holdings, LLC 2013 Management Incentive Plan, or 2013 Plan, that was approved on March 26, 2014. On March 26, 2014, our Board of Directors approved the grant of 2,500,000 RSUs under the 2013 Plan to executive officers and certain key employees, effective April 1, 2014. RSUs only vest upon a qualifying event (generally an initial public offering, the sale or disposition of Holdings’ membership interests in the Company, or sale or other disposition of Holdings). Additionally on March 26, 2014, our Board of Directors approved the grant of 13,035,000 stock options to be measured and valued over the next three years in accordance with ASC 718, effective April 1, 2014. In 2016, the Company measured and expensed 3,258,750 stock options granted under the 2013 Plan that have already vested. In 2015, the Company measured and expensed 3,258,750 stock options granted under the 2013 Plan that have already vested. In 2014, the Company measured and expensed 6,517,500 stock options granted under the 2013 Plan that have already vested. The stock options expire 10 years from the grant date.

A summary of stock option activity for the years ended December 31, 2016 and 2015 is as follows:

		Range of		Weighted- Average
		Exercise	Weighted-Average	Remaining	fair market
	Options	Prices	Exercise Price	Contractual Life	value
(in years)
Outstanding at December 31, 2013	—	$—	$—	—	$—
Granted	13,035,000	1.00	1.00	9.25	10,949,400
Exercised	—	—	—	—	—
Forfeited	—	—	—	—	—
Expired	—	—	—	—	—
Outstanding at December 31, 2014	13,035,000	1.00	1.00	9.25	10,949,400
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Forfeited	—	—	—	—	—
Expired	—	—	—	—	—
Outstanding at December 31, 2015	13,035,000	1.00	1.00	8.25	—
Granted	—	—	—	—	—
Exercised	—	—	—	—	—
Forfeited	—	—	—	—	—
Expired	—	—	—	—	—
Outstanding at December 31, 2016	13,035,000	$1.00	$1.00	7.25	$10,949,400
Vested December 31, 2016	13,035,000	$1.00	$1.00	7.25	$10,949,400
Exercisable at December 31, 2016	13,035,000	$1.00	$1.00	7.25	$10,949,400

The fair value of each stock option granted under the 2013 Plan is estimated on the date of the grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

	2016	2015	2014
Assumptions:
Expected term (years)	2.5	3.5	4.5 - 5.5
Risk-free interest rate	1.17%	1.73%	1.74%-1.93%
Expected volatility	50%	60%	81%
Dividend yield	N/A	N/A	N/A

The weighted average fair value of options granted during 2016, 2015, and 2014 was $0.34, $0.37 and $0.62, respectively.

A summary of RSU activity for the years ended December 31, 2016, and 2015 is as follows:

Grant Date Fair Value
	RSUs	per RSU
Outstanding at December 31, 2013	—	$—
Granted	2,500,000	0.96
Exercised	—	—
Cancelled	—	—
Vested	—	—
Outstanding at December 31, 2014	2,500,000	0.96
Granted	—	—
Exercised	—	—
Cancelled	—	—
Vested	—	—
Outstanding at December 31, 2015	2,500,000	0.96
Granted	—	—
Exercised	—	—
Cancelled	—	—
Vested	—	—
Outstanding at December 31, 2016	2,500,000	$0.96

As of December 31, 2016 there was $2.4 million of total unrecognized compensation cost related to all unvested RSUs. As of December 31, 2016 no RSUs vested as the shares only vest upon the occurrence of a qualifying event. Compensation costs will be recognized when a qualifying event becomes probable.

Note 12. Commitments & Contingencies

Legal Proceedings

We are, from time to time, parties to various legal proceedings arising out of our businesses. We believe, however, that there are no proceedings pending or threatened against us, which, if determined adversely, would have a material adverse effect upon our business financial conditions, results of operations or liquidity.

Note 13. Selected Quarterly Financial Information (Unaudited)

	Year ended December 31, 2016
	First	Second	Third	Fourth	Total
	(In thousands)
Net Revenues	$98,015	$97,945	$99,869	$95,232	$391,061
Income from operations	17,398	15,686	16,457	13,208	62,749
Net income	$12,510	$12,338	$13,077	$9,349	$47,274

	Year ended December 31, 2015
	First	Second	Third	Fourth	Total
	(In thousands)
Net Revenues	$94,370	$95,728	$93,664	$89,305	$373,067
Income from operations	14,414	14,652	11,094	7,354	47,514
Net loss	$7,982	$7,435	$(6,700)	$3,345	$12,062

Note 14. Subsequent Events

The Company evaluated its financial statements for subsequent events through March 28, 2017, the date these financial statements were available to be issued. There were no subsequent events that required recognition or disclosure in these financial statements.